As filed with the Securities and Exchange Commission on June 16, 2023

1933 Act Registration No. 33-72424

1940 Act Registration No. 811-8194

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	x
Pre-Effective Amendment No.
Post-Effective Amendment No. 262	x

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	x
Amendment No. 263	x

(Check appropriate box or boxes.)

FINANCIAL INVESTORS TRUST

(Exact name of Registrant as Specified in Charter)

1290 Broadway, Suite 1000

Denver, CO 80203

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (303) 623-2577

Michael Lawlor

Financial Investors Trust

1290 Broadway, Suite 1000

Denver, CO 80203

(Name and Address of Agent of Service)

Copy to:

Peter H. Schwartz, Esq.

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Amendment

It is proposed that this filing will become effective (check appropriate box):

[X]	immediately upon filing pursuant to paragraph (b)
On (date), pursuant to paragraph (b)
60 days after filing pursuant to paragraph (a) (1)
on (date) pursuant to paragraph (a)
75 days after filing pursuant to paragraph (a) (2)
on (date), pursuant to paragraph (a) (2)

If appropriate, check the following box:

This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 262 to the Financial Investors Trust (the “Trust”) Registration Statement on Form N-1A hereby incorporates Part A and Part B from the Registrant’s Post-Effective Amendment No. 261 to the Registration Statement on Form N-1A filed on February 28, 2023. This Post-Effective Amendment No. 262 is being filed for purposes of updating Part C of the Registration Statement and filing certain Exhibits to the Registration Statement.

PART C.  OTHER INFORMATION

Item 28.	Exhibits

(a)

(1)	Trust Instrument of Registrant.(1)

(2)	Revised Trust Instrument of Registrant.(1)

(3)	Amendment to Trust Instrument of Registrant dated August 7, 2009.(5)

(4)	Amendment No.2 to Trust Instrument of Registrant dated January 29, 2020.(46)

(b)

(1)	By-Laws of Registrant.(1)

(2)	Revised By-Laws of Registrant.(1)

(3)	Amendment to By-Laws of Registrant dated April 25, 2008.(3)

(4)	Amendment to By-Laws of Registrant dated December 8, 2020.(50)

(5)	Amendment No. 3 to By-Laws of Registrant dated September 13, 2022.(60)

(c)	Provisions of instruments defining rights of security holders are contained in Articles 2 and 7 of the Declaration of Trust (incorporated herein by reference to Exhibit (a)(1) of this filing).

(d)

(1)	Investment Advisory and Management Agreement dated June 29, 2018 between Registrant and ALPS Advisors, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund).(38)

(2)	Investment Advisory Agreement dated December 30, 2009 between Registrant and Vulcan Value Partners, LLC with respect to the Vulcan Value Partners and the Vulcan Value Partners Small Cap Funds.(7)

(3)	Amendment dated January 1, 2013 to Investment Advisory Agreement dated December 30, 2009 between Registrant and Vulcan Value Partners, LLC with respect to the Vulcan Value Partners Fund and Vulcan Value Partners Small Cap Fund.(20)

(4)	Investment Advisory Agreement dated May 31, 2018 between Registrant and ALPS Advisors, Inc. with respect to the CoreCommodity Management CompleteCommodities Strategy Fund.(36)

(5)	Investment Sub-Advisory Agreement dated May 31, 2018 among Registrant, ALPS Advisors, Inc. and CoreCommodity Management, LLC with respect to the CoreCommodity Management CompleteCommodities Strategy Fund.(38)

(6)	Investment Advisory Agreement dated May 31, 2018 between Registrant and ALPS Advisors, Inc. with respect to the RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund).(38)

(7)	Amendment dated August 3, 2018 to the Investment Advisory Agreement dated May 31, 2018 between Registrant and ALPS Advisors, Inc. with respect to the, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund).(38)

(8)	Investment Sub-Advisory Agreement dated May 31, 2018 among Registrant, ALPS Advisors, Inc. and RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund).(38)

(9)	Amendment dated August 3, 2018 to the Investment Sub-Advisory Agreement May 31, 2018 among Registrant, ALPS Advisors, Inc. and RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund).(38)

(10)	Investment Advisory Agreement dated August 21, 2018 between Registrant and ALPS Advisors, Inc. with respect to the ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(38)

(11)	Investment Sub-Advisory Agreement dated August 21, 2018 among Registrant, ALPS Advisors, Inc. and Kotak Mahindra Asset Management (Singapore) Pte. Ltd. with respect to the ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(38)

(12)	Investment Advisory Agreement dated September 13, 2011 between Registrant and Grandeur Peak Global Advisors, LLC with respect to the Grandeur Peak Global Opportunities and Grandeur Peak International Opportunities Funds.(12)

(13)	Amendment dated May 1, 2013 to the Investment Advisory Agreement dated September 13, 2011 between Registrant and Grandeur Peak Global Advisors, LLC with respect to the Grandeur Peak Global Reach Fund and Grandeur Peak Emerging Markets Opportunities Fund.(18)

(14)	Amendment dated June 29, 2015 to Investment Advisory Agreement dated September 13, 2011 between Registrant and Grandeur Peak Global Advisors, LLC with respect to the Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund and Grandeur Peak Micro Cap Fund.(25)

(15)	Investment Advisory Agreement dated September 16, 2019 between Registrant and Highland Associates, Inc. with respect to the Highland Resolute Fund.(45)

(16)	Investment Advisory Agreement dated January 30, 2012 between Registrant and Seafarer Capital Partners, LLC with respect to the Seafarer Overseas Growth and Income Fund.(15)

(17)	Amendment dated June 10, 2014 to Investment Advisory Agreement between the Registrant and Seafarer Capital Partners, LLC with respect to the Seafarer Overseas Growth and Income Fund.(23)

(18)	Amendment dated April 15, 2016 to Investment Advisory Agreement dated January 30, 2012 between Registrant and Seafarer Capital Partners, LLC with respect to the Seafarer Overseas Value Fund.(28)

(19)	Amendment dated August 31, 2016 to Investment Advisory Agreement dated January 30, 2012 between Registrant and Seafarer Capital Partners, LLC with respect to the Seafarer Overseas Growth and Income Fund and the Seafarer Overseas Value Fund.(29)

(20)	Investment Advisory Agreement dated October 1, 2018 between Registrant and Emerald Mutual Fund Advisers Trust with respect to the Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), the Emerald Growth Fund, the Emerald Small Cap Value Fund and the Emerald Insights Fund.(40)

(21)	Investment Advisory Agreement dated March 23, 2017 between the Registrant and Rondure Global Advisors, LLC with respect to the Rondure New World Fund and Rondure Overseas Fund.(30)

(22)	Investment Advisory Agreement dated February 12, 2018 between Registrant and Disciplined Growth Investors, Inc. with respect to The Disciplined Growth Investors Fund.(35)

(23)	Investment Advisory Agreement dated June 29, 2018 between Registrant and Smith Capital Investors, LLC with respect to the ALPS/Smith Total Return Bond Fund and ALPS/Smith Short Term Bond Fund.(37)

(24)	Investment Sub-Advisory Agreement dated June 29, 2018 among Registrant, ALPS Advisors, Inc., and Smith Capital Investors, LLC with respect to the ALPS/Smith Total Return Bond Fund and ALPS/Smith Short Term Bond Fund.(37)

(25)	Amendment dated September 12, 2019 to Investment Advisory Agreement dated September 13, 2011 between Registrant and Grandeur Peak Global Advisors, LLC with respect to the Grandeur Peak Global Contrarian Fund.(42)

(26)	Amendment dated December 23, 2019 to Investment Advisory Agreement dated September 13, 2011 between Registrant and Grandeur Peak Global Advisors, LLC with respect to the Grandeur Peak US Stalwarts Fund.(45)

(27)	Amendment dated December 2, 2019 to Investment Advisory Agreement dated August 21, 2018 between Registrant and ALPS Advisors, Inc. with respect to the ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund) Class II.(45)

(28)	Amendment dated December 2, 2019 to Sub-Advisory Agreement dated August 21, 2018 among Registrant, ALPS Advisors, Inc. and Kotak Mahindra Asset Management (Singapore) Pte. Ltd. with respect to the ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund) Class II.(45)

(29)	Investment Advisory Agreement dated June 17, 2020 between Registrant and ALPS Advisors, Inc. with respect to the ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund.(49)

(30)	Investment Sub-Advisory Agreement dated June 17, 2020 among Registrant, ALPS Advisors, Inc. and Smith Capital Investors, LLC with respect to the ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund.(49)

(31)	Amendment to Investment Advisory Agreement between Registrant and Grandeur Peak Global Advisors, LLC with respect to the Grandeur Peak Global Explorer Fund.(59).

(32)	Investment Sub-Advisory Agreement dated May 3, 2022 among Registrant, Highland Associates, Inc. and Passaic Partners LLC with respect to the Highland Resolute Fund.(59)

(e)

(1)	Distribution Agreement dated April 16, 2018 between Registrant and ALPS Portfolio Solutions Distributor, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), , ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, Fund), RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), , ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(38)

(2)	Amendment dated April 16, 2018 to Distribution Agreement dated April 16, 2018 between Registrant and ALPS Portfolio Solutions Distributor, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Short Term Duration Bond Fund and ALPS/Smith Total Return Bond Fund.(38)

(3)	Amendment dated April 27, 2018 to Distribution Agreement dated April 16, 2018 between Registrant and ALPS Portfolio Solutions Distributor, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Short Term Duration Bond Fund and ALPS/Smith Total Return Bond Fund.(38)

(4)	Amendment dated March 10, 2020 to Distribution Agreement dated April 16, 2018 between Registrant and ALPS Portfolio Solutions Distributor, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Short Term Duration Bond Fund and ALPS/Smith Total Return Bond Fund.(47)

(5)	Amendment dated June 17, 2020 to Distribution Agreement dated April 16, 2018 between Registrant and ALPS Portfolio Solutions Distributor, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Short Term Duration Bond Fund, ALPS/Smith Total Return Bond Fund, ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund.(49)

(6)	Amendment dated January 24, 2022, to Distribution Agreement dated April 16, 2018 between Registrant and ALPS Portfolio Solutions Distributor, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS | Red Rocks Listed Private Equity Fund), ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS | Smith Short Term Duration Bond Fund, ALPS | Smith Total Return Bond Fund, ALPS | Smith Balanced Opportunity Fund, and ALPS | Smith Credit Opportunities Fund.(56)

(7)	Form of Selling Agreement between ALPS Portfolio Solutions Distributor, Inc. and Broker/Dealer.(47)

(8)	Form of Shareholder Servicing Agreement between ALPS Portfolio Solutions Distributor, Inc. and servicing firm.(47)

(9)	Form of Fund-SERV Agreement between ALPS Portfolio Solutions Distributor, Inc. and servicing firm.(47)

(10)	Form of Trust Networking Agreement between ALPS Portfolio Solutions Distributor, Inc. and servicing firm.(47)

(11)	Distribution Agreement dated April 16, 2018 between Registrant and ALPS Distributors, Inc. with respect to The Disciplined Growth Investors Fund, Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Emerald Growth Fund, Emerald Insights Fund, Emerald Small Cap Value Fund, Grandeur Peak Global Opportunities Fund, Grandeur Peak International Opportunities Fund, Grandeur Peak Global Reach Fund, Grandeur Peak Emerging Markets Opportunities Fund, Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund, Grandeur Peak Global Micro Cap Fund, Highland Resolute Fund, Rondure New World Fund, Rondure Overseas Fund, Seafarer Overseas Growth and Income Fund, Seafarer Overseas Value Fund, Vulcan Value Partners Fund and Vulcan Value Partners Small Cap Fund.(38)

(12)	Amendment dated September 12, 2019 to Distribution Agreement dated April 16, 2018 and ALPS Distributors, Inc. with respect to the Grandeur Peak Global Contrarian Fund.(42)

(13)	Amendment dated November 29, 2019 to Distribution Agreement dated April 16, 2018 and ALPS Distributors, Inc. with respect to the Grandeur Peak US Stalwarts Fund.(45)

(14)	Form of Selling Agreement between ALPS Distributors, Inc. and Broker/Dealer.(47)

(15)	Form of Shareholder Servicing Agreement between ALPS Distributors, Inc. and servicing firm.(47)

(16)	Form of Fund-SERV Agreement between ALPS Distributors, Inc. and servicing firm.(47)

(17)	Form of Trust Networking Agreement between ALPS Distributors, Inc. and servicing firm.(47)

(18)	Distribution Agreement dated October 6, 2021, between Registrant and ALPS Distributors, Inc. with respect to the Grandeur Peak Global Explorer Fund (55).

(f)	None.

(g)

(1)	Custody Agreement dated November 13, 2007 between Registrant and The Bank of New York.(3)

(2)	Foreign Custody Manager Agreement dated November 13, 2007 between Registrant and The Bank of New York.(3)

(3)	Amendment No. 2 dated December 30, 2009 to Custody Agreement between Registrant and The Bank of New York Mellon with respect to the Vulcan Value Partners and the Vulcan Value Partners Small Cap Funds.(7)

(4)	Amendment No. 2 dated December 30, 2009 to Foreign Custody Manager Agreement between Registrant and The Bank of New York Mellon with respect to the Vulcan Value Partners and the Vulcan Value Partners Small Cap Funds.(7)

(5)	Master Custodian Agreement dated June 1, 2013 between Registrant and State Street Bank and Trust Company with respect to certain series of the Trust.(21)

(6)	Amendment dated December 9, 2013 to the Master Custodian Agreement dated June 1, 2013 relating to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund).(31)

(7)	Custodian Agreement dated December 16, 2013 between Registrant and Brown Brothers Harriman & Co., with respect to the Grandeur Peak Global Opportunities Fund, Grandeur Peak International Opportunities Fund, Grandeur Peak Global Reach Fund and Grandeur Peak Emerging Markets Opportunities Fund.(25)

(8)	Amendment dated June 4, 2015 to Custodian Agreement dated December 16, 2013 between Registrant and Brown Brothers Harriman & Co., with respect to the Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund and Grandeur Peak Micro Cap Fund.(27)

(9)	Amendment dated April 15, 2016 to Custodian Agreement dated December 16, 2013 between Registrant and Brown Brothers Harriman & Co. with respect to the Seafarer Overseas Value Fund.(28)

(10)	Amendment dated May 18, 2016 to Custodian Agreement dated December 16, 2013, between Registrant and Brown Brothers Harriman & Co., with respect to the Seafarer Overseas Growth and Income Fund.(29)

(11)	Amendment dated March 14, 2017 to Custodian Agreement dated December 16, 2013 between Registrant and Brown Brothers Harriman & Co., with respect to the Rondure New World Fund and Rondure Overseas Fund.(60)

(12)	Amendment dated June 29, 2018 to Master Custodian Agreement dated June 1, 2013 between Registrant and State Street Bank and Trust Company with respect to the ALPS/Smith Total Return Bond Fund and ALPS/Smith Short Term Bond Fund.(37)

(13)	Amendment dated September 12, 2019 to Custodian Agreement dated December 16, 2013 between Registrant and Brown Brothers Harriman & Co., with respect to the Grandeur Peak Global Contrarian Fund.(42)

(14)	Amendment dated December 23, 2019 to Custodian Agreement dated December 16, 2013 between Registrant and Brown Brothers Harriman & Co., with respect to the Grandeur Peak US Stalwarts Fund.(45)

(15)	Global Custody Agreement dated November 1, 2019 between Registrant and MUFG Union Bank N.A. with respect to The Disciplined Growth Investors Fund, Highland Resolute Fund, Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Emerald Growth Fund, and Emerald Insights Fund.(43)

(16)	Amendment dated June 17, 2020 to Master Custodian Agreement dated June 1, 2013 between Registrant and State Street Bank and Trust Company with respect to the ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund.(49)

(17)	Amendment dated February 9, 2021 to Custodian Agreement dated December 16, 2013 between Registrant and Brown Brothers Harriman & Co., with respect to the ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(52)

(18)	Amendment dated December 6, 2021, to Custodian Agreement between Registrant and Brown Brothers Harriman & Co., with respect to the Grandeur Peak Global Explorer Fund (55).

(h)

(1)	Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund).(2)

(2)	Amendment No. 5 dated March 9, 2010 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity).(6)

(3)	Transfer Agency and Service Agreement dated December 30, 2009 between Registrant and ALPS Fund Services, Inc. with respect to the Vulcan Value Partners and the Vulcan Value Partners Small Cap Funds.(7)

(4)	Transfer Agency and Interactive Client Service Agreement dated December 30, 2009 between Registrant and ALPS Fund Services, Inc. with respect to the Vulcan Value Partners and the Vulcan Value Partners Small Cap Funds.(7)

(5)	Transfer Agency and Service Agreement dated July 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Disciplined Growth Investors Fund.(10)

(6)	Transfer Agency and Service Agreement September 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Opportunities and Grandeur Peak International Opportunities Funds.(12)

(7)	Amendment dated June 15, 2010 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS|CoreCommodity Management CompleteCommodities Strategy Fund.(9)

(8)	Amendment dated August 2, 2010 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund).(9)

(9)	Amendment dated September 27, 2010 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS/Red Rocks Global Opportunities Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund).(9)

(10)	Amendment dated January 20, 2011 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(8)

(11)	Amendment dated May 21, 2018 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to Class A Shares of ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund),and ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(36)

(12)	Amendment dated June 29, 2018 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS/Smith Total Return Bond Fund and ALPS/Smith Short Term Bond Fund.(37)

(13)	Amendment dated December 2, 2019 to Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to Class II Shares of ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(45)

(14)	Amendment dated June 17, 2020 to Transfer Agency and Services Agreement dated October 1, 2007 with respect to the ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund.(49)

(15)	Amendment dated December 1, 2020, to Transfer Agency Services Agreement dated October 1, 2007, between Registrant and ALPS Fund Services Inc. with respect to ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, ALPS|Smith Balanced Opportunity Fund, ALPS|Smith Credit Opportunities Fund, ALPS|Smith Short Duration Bond Fund, ALPS|Smith Total Return Bond Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), and ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(56)

(16)	Transfer Agency and Service Agreement dated December 29, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund (f/k/a Redmont Resolute Fund).(16)

(17)	Transfer Agency and Service Agreement dated January 30, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Seafarer Overseas Growth and Income Fund.(15)

(18)	Transfer Agency and Service Agreement dated March 16, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund) and Emerald Growth Fund.(52)

(19)	Amendment dated July 31, 2014 to Transfer Agency and Service Agreement dated March 16, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Emerald Insights Fund.(22)

(20)	Amendment dated May 1, 2013 to Transfer Agency and Services Agreement dated September 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Reach Fund and Grandeur Peak Emerging Markets Opportunities Fund.(18)

(21)	Amendment dated June 29, 2015 to Transfer Agency and Services Agreement dated September 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund and Grandeur Peak Micro Cap Fund.(25)

(22)	Amendment dated April 15, 2016 to Transfer Agency and Services Agreement dated January 30, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Seafarer Overseas Value Fund.(28)

(23)	Transfer Agency and Services Agreement dated March 23, 2017 between Registrant and ALPS Fund Services, Inc. with respect to the Rondure New World Fund and Rondure Overseas Fund.(30)

(24)	Amendment dated January 29, 2016 to the Transfer Agency and Services Agreement dated December 29, 2011 between the Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund (f/k/a Redmont Resolute Fund).(31)

(25)	Amendment dated June 9, 2018 to the Transfer Agency and Services Agreement dated March 16, 2012 between the Registrant and ALPS Fund Services, Inc. with respect to Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Emerald Growth Fund, and Emerald Insights Fund.(38)

(26)	Amendment dated July 13, 2018 to the Transfer Agency and Services Agreement dated July 13, 2011 between the Registrant and ALPS Fund Services, Inc. with respect to The Disciplined Growth Investors Fund.(38)

(27)	Amendment dated September 12, 2019 to Transfer Agency and Services Agreement dated September 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Contrarian Fund.(42)

(28)	Amendment dated December 23, 2019 to Transfer Agency and Services Agreement dated September 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak US Stalwarts Fund.(45)

(29)	Amendment dated December 15, 2021 to Transfer Agency Services Agreement dated September 13, 2011, between the Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Explorer Fund (55).

(30)	Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund).(2)

(31)	Amendment dated March 9, 2010 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity).(7)

(32)	Amendment dated June 15, 2010 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS|CoreCommodity Management CompleteCommodities Strategy Fund.(9)

(33)	Amendment dated August 2, 2010 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund).(9)

(34)	Amendment dated September 27, 2010 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the RiverFront Asset Allocation Aggressive (f/k/a RiverFront Global Growth Fund).(9)

(35)	Amendment dated January 20, 2011 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund) and ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(8)

(36)	Amendment dated February 28, 2018 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund).(34)

(37)	Amendment dated May 21, 2018 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to Class A Shares of ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund),and ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(36)

(38)	Amendment dated June 29, 2018 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS/Smith Total Return Bond Fund and ALPS/Smith Short Term Bond Fund.(37)

(39)	Amendment dated April 30, 2018 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund and ALPS/Smith Short Term Bond Fund.(38)

(40)	Amendment dated June 17, 2020 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund.(49)

(41)	Amendment dated May 1, 2013 to Administration, Bookkeeping and Pricing Services Agreement dated September 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Reach Fund and Grandeur Peak Emerging Markets Opportunities Fund.(18)

(42)	Administration, Bookkeeping and Pricing Agreement dated July 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Disciplined Growth Investors Fund.(16)

(43)	Administration, Bookkeeping and Pricing Agreement dated September 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Opportunities and Grandeur Peak International Opportunities Funds.(12)

(44)	Administration, Bookkeeping and Pricing Agreement dated December 29, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund (f/k/a Redmont Resolute Fund).(16)

(45)	Amendment dated March 31, 2013 to Administration, Bookkeeping and Pricing Agreement dated December 29, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund (f/k/a Redmont Resolute Fund).(17)

(46)	Administration, Bookkeeping and Pricing Agreement dated January 30, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Seafarer Overseas Growth and Income Fund.(15)

(47)	Administration, Bookkeeping and Pricing Agreement dated March 16, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund) and the Emerald Growth Fund.(16)

(48)	Amendment dated July 31, 2014 to Fund Accounting and Administration Agreement dated March 16, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Emerald Insights Fund.(22)

(49)	Amendment dated June 29, 2015 to Administration, Bookkeeping and Pricing Agreement dated September 11, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund and Grandeur Peak Micro Cap Fund.(25)

(50)	Amendment dated April 15, 2016 to Administration, Bookkeeping and Pricing Agreement dated January 30, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Seafarer Overseas Value Fund.(28)

(51)	Amendment dated January 29, 2016 to the Administration, Bookkeeping and Pricing Agreement dated December 29, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund (f/k/a Redmont Resolute Fund).(31)

(52)	Fund Accounting and Administration Agreement dated March 23, 2017 between Registrant and ALPS Fund Services, Inc. with respect to the Rondure New World Fund and Rondure Overseas Fund.(30)

(53)	Administration, Bookkeeping and Pricing Services Agreement dated December 30, 2009 between Registrant and ALPS Fund Services, Inc. with respect to the Vulcan Value Partners Fund and the Vulcan Value Partners Small Cap Fund.(38)

(54)	Amendment dated March 14, 2018 to the Administration, Bookkeeping and Pricing Services Agreement dated July 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to The Disciplined Growth Investors Fund.(38)

(55)	Amendment dated March 14, 2018 to the Administration, Bookkeeping and Pricing Services Agreement dated March 16, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Emerald Growth Fund, and Emerald Insights Fund.(38)

(56)	Amendment dated March 14, 2018 to the Administration, Bookkeeping and Pricing Services Agreement dated September 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Opportunities, Grandeur Peak International Opportunities, Grandeur Peak Global Reach Fund, Grandeur Peak Emerging Markets Opportunities Fund, Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund and Grandeur Peak Micro Cap Fund.(38)

(57)	Amendment dated March 14, 2018 to the Administration, Bookkeeping and Pricing Services Agreement dated December 29, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund.(38)

(58)	Amendment dated March 14, 2018 to the Administration, Bookkeeping and Pricing Services Agreement dated March 23, 2017 between Registrant and ALPS Fund Services, Inc. with respect to the Rondure New World Fund and the Rondure Overseas Fund.(38)

(59)	Amendment dated March 14, 2018 to the Administration, Bookkeeping and Pricing Services Agreement dated January 30, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Seafarer Overseas Growth and Income Fund and the Seafarer Overseas Value Fund.(38)

(60)	Amendment dated March 14, 2018 to the Administration, Bookkeeping and Pricing Services Agreement dated December 30, 2009 between Registrant and ALPS Fund Services, Inc. with respect to the Vulcan Value Partners Fund and the Vulcan Value Partners Small Cap Fund.(38)

(61)	Amendment dated September 12, 2019 to Administration, Bookkeeping and Pricing Services Agreement dated September 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Contrarian Fund.(42)

(62)	Amendment dated December 2, 2019 to Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(45)

(63)	Amendment dated August 25, 2020 to the Fund Accounting and Administration Agreement dated October 1, 2007 with respect to the ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund and ALPS/Smith Short Term Bond Fund, ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund.(49)

(64)	Amendment dated June 17, 2020 to the Liquidity Risk Management Addendum dated May 21, 2018 to the Fund Accounting and Administration Agreement dated October 1, 2007 with respect to the ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund.(49)

(65)	Amendment dated June 17, 2020 to the Report Modernization Addendum dated May 21, 2018 to the Fund Accounting and Administration Agreement dated October 1, 2007 with respect to the ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund.(49)

(66)	Amendment dated December 23, 2019 to Administration, Bookkeeping and Pricing Services Agreement dated September 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak US Stalwarts Fund.(45)

(67)	Amendment dated December 15, 2021 to Administration, Bookkeeping and Pricing Services Agreement between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Explorer Fund (55).

(68)	PFO Services Agreement dated December 30, 2009 among Registrant, ALPS Fund Services, Inc. and Vulcan Value Partners, LLC with respect to the Vulcan Value Partners and the Vulcan Value Partners Small Cap Funds.(7)

(69)	Chief Compliance Officer Services Agreement dated December 30, 2009 among Registrant, ALPS Fund Services, Inc. and Vulcan Value Partners, LLC with respect to the Vulcan Value Partners and the Vulcan Value Partners Small Cap Funds.(7)

(70)	PFO Services Agreement dated July 13, 2011 among Registrant, ALPS Fund Services, Inc. and Disciplined Growth Investors, Inc. with respect to the Disciplined Investors Growth Fund.(16)

(71)	Chief Compliance Officer Services Agreement dated July 13, 2011 among Registrant, ALPS Fund Services, Inc. and Disciplined Growth Investors, Inc. with respect to the Disciplined Investors Growth Fund.(16)

(72)	Amended and Restated PFO Services Agreement dated December 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Opportunities and Grandeur Peak International Opportunities Funds.(16)

(73)	Amended and Restated Chief Compliance Officer Services Agreement dated December 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Opportunities and Grandeur Peak International Opportunities Funds.(16)

(74)	PFO Services Agreement dated December 29, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund (f/k/a Redmont Resolute Fund).(14)

(75)	Amendment dated January 29, 2016 to the PFO Services Agreement dated December 29, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund (f/k/a Redmont Resolute Fund).(28)

(76)	Chief Compliance Officer Services Agreement dated December 29, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund (f/k/a Redmont Resolute Fund).(14)

(77)	Amendment dated March 31, 2013 to Chief Compliance Officer Services Agreement dated December 29, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund (f/k/a Redmont Resolute Fund).(17)

(78)	Amendment dated January 29, 2016 to Chief Compliance Officer Services Agreement dated December 29, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund (f/k/a Redmont Resolute Fund).(28)

(79)	PFO Services Agreement dated March 16, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund) and the Emerald Growth Fund.(16)

(80)	Chief Compliance Officer Services Agreement dated March 16, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund) and the Emerald Growth Fund.(16)

(81)	Amendment dated July 31, 2014 to PFO Services Agreement dated March 16, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Emerald Insights Fund.(22)

(82)	Amendment dated July 31, 2014 to Chief Compliance Officer Services Agreement dated March 16, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Emerald Insights Fund.(22)

(83)	Amendment dated May 1, 2013 to Amended and Restated Chief Compliance Officer Services Agreement dated December 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Reach Fund and Grandeur Peak Emerging Markets Opportunities Fund.(18)

(84)	Amendment dated May 1, 2013 to PFO Services Agreement dated December 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Reach Fund and Grandeur Peak Emerging Markets Opportunities Fund.(18)

(85)	Amendment dated June 29, 2015 to Amended and Restated Chief Compliance Officer Services Agreement dated September 11, 2013 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund and Grandeur Peak Micro Cap Fund.(25)

(86)	Amendment dated June 29, 2015 to PFO Services Agreement dated September 11, 2013 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund and Grandeur Peak Micro Cap Fund.(25)

(87)	Amended and Restated PFO Services Agreement effective January 1, 2016 between Registrant and ALPS Fund Services, Inc. with respect to the Seafarer Overseas Growth and Income Fund and Seafarer Overseas Value Fund.(31)

(88)	Amended and Restated Chief Compliance Officer Services Agreement dated April 15, 2016 between Registrant and ALPS Fund Services, Inc. with respect to the Seafarer Growth and Income Fund and the Seafarer Overseas Value Fund.(28)

(89)	Principal Financial Officer Agreement dated March 23, 2017 between Registrant and ALPS Fund Services, Inc. with respect to the Rondure New World Fund and Rondure Overseas Fund.(30)

(90)	Chief Compliance Officer Agreement dated March 23, 2017 between Registrant and ALPS Fund Services, Inc. with respect to the Rondure New World Fund and Rondure Overseas Fund.(30)

(91)	Amendment dated June 9, 2018 to Chief Compliance Officer Services Agreement dated March 16, 2012 between Registrant and ALPS Fund Services, Inc. with respect to the Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Emerald Growth Fund, Emerald Insights Fund and Emerald Small Cap Value Fund.(38)

(92)	Amendment dated July 13, 2018 to Chief Compliance Officer Services Agreement dated March 16, 2012 between Registrant and ALPS Fund Services, Inc. with respect to The Disciplined Growth Investors Fund.(38)

(93)	Amendment dated September 12, 2019 to Amended and Restated Chief Compliance Officer Services Agreement dated December 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Contrarian Fund.(42)

(94)	Amendment dated September 12, 2019 to PFO Services Agreement dated December 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Contrarian Fund.(42)

(95)	Amendment dated December 23, 2019 to Amended and Restated Chief Compliance Officer Services Agreement dated December 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak US Stalwarts Fund.(45)

(96)	Amendment dated December 23, 2019 to PFO Services Agreement dated December 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak US Stalwarts Fund.(45)

(97)	Amendment dated December 15, 2021, to PFO Services Agreement dated December 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Explorer Fund (55).

(98)	Amendment dated December 15, 2021, to Amended and Restated Chief Compliance Officer Services Agreement dated December 13, 2011 between Registrant and ALPS Fund Services, Inc. with respect to the Grandeur Peak Global Explorer Fund (55).

(99)	Expense Agreement dated June 15, 2022 between Registrant and Grandeur Peak Global Advisors, LLC with respect to the Grandeur Peak Global Opportunities Fund, Grandeur Peak International Opportunities Fund, Grandeur Peak Global Reach Fund, Grandeur Peak Emerging Markets Opportunities Fund, Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund, Grandeur Peak Global Micro Cap Fund, Grandeur Peak Global Contrarian Fund, Grandeur Peak US Stalwarts Fund and Grandeur Peak Global Explorer Fund.(59)

(100)	Expense Agreement dated June 15, 2022 between Registrant and Highland Associates, Inc. with respect to the Highland Resolute Fund.(59)

(101)	Expense Agreement dated June 15, 2022 between Registrant and Seafarer Capital Partners, LLC with respect to the Seafarer Overseas Growth and Income Fund and Seafarer Overseas Value Fund.(59)

(102)	Expense Agreement dated June 15, 2022 between Registrant and Emerald Mutual Fund Advisers Trust with respect to the Emerald Growth Fund, Emerald Finance and Banking Innovation Fund and Emerald Insights Fund.(59)

(103)	Expense Agreement dated June 15, 2022 between Registrant and Rondure Global Advisors LLC with respect to the Rondure New World Fund and Rondure Overseas Fund.(59)

(104)	Expense Agreement dated June 9, 2021 between Registrant and Vulcan Value Partners, LLC with respect to the Vulcan Value Partners and the Vulcan Value Partners Small Cap Funds.(59)

(105)	Expense Agreement dated December 13, 2022, among Registrant, ALPS Advisors, Inc., and Red Rocks Capital LLC with respect to the ALPS | Red Rocks Global Opportunity Fund (f/k/a ALPS Red Rocks Listed Private Equity Fund).(60)

(106)	Expense Agreement dated December 13, 2022, among Registrant, ALPS Advisors, Inc., and CoreCommodity Management, LLC with respect to the ALPS|CoreCommodity Management CompleteCommodities Strategy Fund.(60)

(107)	Expense Agreement dated December 13, 2022, among Registrant, ALPS Advisors, Inc. and Kotak Mahindra Asset Management (Singapore) Pte. Ltd. with respect to the ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund).(60)

(108)	Expense limitation letter agreement dated December 13, 2022 among AAI, Smith, and the Trust with respect to the ALPS | Smith Balanced Opportunity Fund, ALPS | Smith Credit Opportunity Fund, ALPS | Smith Short Duration Bond Fund, and ALPS | Smith Total Return Bond Fund (60).

(109)	Amendment between Registrant and ALPS Fund Services with respect to the ALPS|CoreCommodity Management CompleteCommodities Strategy Fund dated August 19, 2022 to the Fund Accounting and Administration Agreement dated October 1, 2007, as amended, between Registrant and ALPS Fund Services, Inc. with respect to the ALPS/Red Rocks Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), Clough China Fund, ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Aggressive, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), RiverFront Asset Allocation Moderate (f/k/a RiverFront Moderate Growth & Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund, ALPS/Smith Short Term Bond Fund, ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund.(59)

(110)	Amendment dated August 19, 2022 to Administration, Bookkeeping and Pricing Services Agreement dated December 11, 2018, as amended, between Registrant and ALPS Fund Services, Inc. with respect to the Highland Resolute Fund.(59)

(111)	Fund of Funds Investment Agreement dated January 10, 2022, by and among Registrant, Fidelity Rutland Square Trust II, and Vulcan Value Partners, LLC with respect to Vulcan Value Partners Small Cap Fund.(59)

(112)	Fund of Funds Investment Agreement dated January 19, 2022, between Highland Resolute Fund and Parametric Volatility Risk Premium – Defensive Fund.(59)

(113)	Fund of Funds Investment Agreement dated January 19, 2022, by and among Registrant, First Trust Exchange-Traded Fund, First Trust Exchange-Traded Fund II, First Trust Exchange-Traded Fund III, First Trust Exchange-Traded Fund IV, First Trust Exchange-Traded Fund V, First Trust Exchange-Traded Fund VI, First Trust Exchange-Traded Fund VII, First Trust Exchange-Traded Fund VIII, First Trust Exchange-Traded AlphaDEX® Fund and First Trust Exchange-Traded AlphaDEX® Fund II with respect to RiverFront Asset Allocation Aggressive, RiverFront Asset Allocation Growth & Income and RiverFront Asset Allocation Moderate.(59)

(i)

(1)	Opinion of Davis Graham & Stubbs LLP, counsel to Registrant, with respect to ALPS Global Opportunity Fund, ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income, ALPS | Smith Total Return Bond Fund, ALPS | Smith Short Term Bond Fund, ALPS | Smith Balanced Opportunity Fund and ALPS | Smith Credit Opportunities Fund and the ALPS/Kotak India ESG Fund.(60)

(2)	Opinion of Davis Graham & Stubbs LLP, counsel to Registrant, with respect to the Vulcan Value Partners Fund, Vulcan Value Partners Small Cap Fund, The Disciplined Growth Investors Fund, Emerald Finance and Banking Innovation Fund, Emerald Growth Fund, Emerald Insights Fund, Grandeur Peak Global Opportunities Fund, Grandeur Peak International Opportunities Fund, Grandeur Peak Global Reach Fund, Grandeur Peak Emerging Markets Opportunities Fund, Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund, Grandeur Peak Micro Cap Fund, Grandeur Peak Global Contrarian Fund, Grandeur Peak US Stalwarts Fund, Grandeur Peak Global Explorer Fund, Highland Resolute Fund, Seafarer Overseas Growth and Income Fund, Seafarer Overseas Value Fund, Rondure Overseas Fund and Rondure New World Fund.(59)

(j)

(1)	Consent of Deloitte & Touche LLP, as Independent Registered Public Accounting Firm, with respect to the ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, ALPS Global Opportunity Fund, RiverFront Asset Allocation Growth & Income, ALPS | Smith Total Return Bond Fund and ALPS | Smith Short Duration Bond Fund ALPS | Smith Balanced Opportunity Fund and ALPS | Smith Credit Opportunities Fund.(60)

(2)	Consent of Deloitte & Touche LLP, as Independent Registered Public Accounting Firm, with respect to the ALPS/Kotak India ESG Fund. (60)

(3)	Consent of Deloitte & Touche LLP, as Independent Registered Public Accounting Firm, with respect to Vulcan Value Partners Fund, Vulcan Value Partners Small Cap Fund, The Disciplined Growth Investors Fund, Emerald Finance and Banking Innovation Fund, Emerald Growth Fund, Emerald Insights Fund, Grandeur Peak Global Opportunities Fund, Grandeur Peak International Opportunities Fund, Grandeur Peak Global Reach Fund, Grandeur Peak Emerging Markets Opportunities Fund, Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund, Grandeur Peak Micro Cap Fund, Grandeur Peak Global Contrarian Fund, Grandeur Peak US Stalwarts Fund, Seafarer Overseas Growth and Income Fund, Seafarer Overseas Value Fund, Rondure New World Fund and Rondure Overseas Fund.(59)

(4)	Consent of Cohen & Company Ltd., as Independent Registered Public Accounting Firm with respect to the ALPS | CoreCommodity Management CompleteCommodities Strategy Fund, ALPS Global Opportunity Fund, RiverFront Asset Allocation Growth & Income, ALPS | Smith Total Return Bond Fund and ALPS | Smith Short Duration Bond Fund ALPS | Smith Balanced Opportunity Fund and ALPS | Smith Credit Opportunities Fund (60).

(5)	Consent of Cohen & Company, Ltd., as Independent Registered Public Accounting Firm, with respect to Highland Resolute Fund.(59)

(k)	None.

(l)	Form of Share Purchase Agreement with respect to the Registrant.(6)

(m)

(1)	Amended Distribution and Services Plan – ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund, ALPS/Smith Short Term Bond Fund, ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund, Investor Class (f/k/a Class A).(49)

(2)	Amended Distribution and Services Plan – ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund, ALPS/Smith Short Term Bond Fund, ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund, Class C.(49)

(3)	Amended Distribution and Services Plan – ALPSGlobal Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund, ALPS/Smith Short Term Bond Fund, ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund, Class A.(49)

(4)	Distribution and Services Plan – ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), Class R.(19)

(5)	Amended and Restated Shareholder Services Plan – ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund and ALPS/Smith Short Term Bond Fund, Investor Class (f/k/a Class A).(37)

(6)	Amended and Restated Shareholder Services Plan – ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund and ALPS/Smith Short Term Bond Fund, Class A.(37)

(7)	Amended and Restated Shareholder Services Plan – ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund, ALPS/Smith Short Term Bond Fund, ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund, Investor Class (f/k/a Class A).(49)

(8)	Amended and Restated Shareholder Services Plan – ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund, ALPS/Smith Short Term Bond Fund, ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund, Class A.(49)

(9)	Distribution and Services Plan – Grandeur Peak Global Opportunities Fund, Grandeur Peak International Opportunities Fund, Grandeur Peak Global Reach Fund, Grandeur Peak Emerging Markets Opportunities Fund, Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund, and Grandeur Peak Micro Cap Fund (25).

(10)	Amended and Restated Shareholder Services Plan – Seafarer Overseas Growth and Income Fund and Seafarer Overseas Value Fund, Investor Class.(28)

(11)	Amended and Restated Shareholder Services Plan – Seafarer Overseas Growth and Income Fund and Seafarer Overseas Value Fund, Institutional Class.(28)

(12)	Distribution and Services Plan – Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Class A.(filed herewith)

(13)	Distribution and Services Plan – Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Class C.(filed herewith)

(14)	Distribution and Services Plan – Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Investor Class.(filed herewith)

(15)	Distribution and Services Plan – Emerald Growth Fund, Class A.(filed herewith)

(16)	Distribution and Services Plan – Emerald Growth Fund, Class C.(filed herewith)

(17)	Distribution and Services Plan – Emerald Growth Fund, Investor Class.(filed herewith)

(18)	Distribution and Services Plan – Emerald Insights Fund, Class A.(filed herewith)

(19)	Distribution and Services Plan – Emerald Insights Fund, Class C.(filed herewith)

(20)	Distribution and Services Plan – Emerald Insights Fund, Investor Class.(filed herewith)

(21)	Amended and Restated Shareholder Services Plan – Emerald Growth Fund, Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund) and Emerald Insights Fund, Investor Class.(28)

(22)	Shareholder Services Plan – Emerald Growth Fund, Class C.(13)

(23)	Shareholder Services Plan – Emerald Insights Fund, Class C.(22)

(24)	Distribution and Services Plan – Rondure New World Fund and Rondure Overseas Fund, Investor Class.(30)

(25)	Shareholder Services Plan – Highland Resolute Fund, Class I.(33)

(n)

(1)	Rule 18f-3 Plan – RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund and ALPS/Smith Short Term Bond Fund.(44)

(2)	Amended Rule 18f-3 Plan – ALPS Global Opportunity Fund (f/k/a ALPS/Red Rocks Listed Private Equity Fund), ALPS|CoreCommodity Management CompleteCommodities Strategy Fund, RiverFront Asset Allocation Growth & Income (f/k/a RiverFront Dynamic Equity Income Fund), ALPS/Kotak India ESG Fund (f/k/a ALPS/Kotak India Growth Fund), ALPS/Smith Total Return Bond Fund and ALPS/Smith Short Term Bond Fund ALPS/Smith Balanced Opportunity Fund and ALPS/Smith Credit Opportunities Fund.(49)

(3)	Amended Rule 18f-3 Plan – Grandeur Peak Global Opportunities Fund, Grandeur Peak International Opportunities Fund, Grandeur Peak Global Reach Fund, Grandeur Peak Emerging Markets Opportunities Fund, Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund, Grandeur Peak Micro Cap Fund, Grandeur Peak Global Contrarian Fund, Grandeur Peak US Stalwarts Fund, and Grandeur Peak Global Explorer Fund.(55)

(4)	Amended Rule 18f-3 Plan – Seafarer Overseas Growth and Income Fund and Seafarer Overseas Value Fund.(28)

(5)	Amended Rule 18f-3 Plan – Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Emerald Growth Fund, Emerald Insights Fund, Emerald Small Cap Value Fund and Emerald Select trueLiberty Income Fund (f/k/a Emerald Select trueMLP Strategy Fund).(43)

(6)	Rule 18f-3 Plan – Rondure New World Fund and Rondure Overseas Fund.(30)

(7)	Rule 18f-3 Plan – Vulcan Value Partners Fund and Vulcan Value Partners Small Cap Fund.(39)

(o)	Reserved.

(p)

(1)	Code of Ethics for Registrant.(47)

(2)	Code of Ethics for ALPS Holdings, Inc. (includes ALPS Advisors, Inc., and ALPS Distributors, Inc.,) each a subsidiary of ALPS Holdings, Inc.) revised as of September 1, 2021 (54).

(3)	Code of Ethics for Vulcan Value Partners, LLC.(48)

(4)	Code of Ethics for CoreCommodity Management, LLC.(52)

(5)	Code of Ethics for RiverFront Investment Group, LLC.(52)

(6)	Code of Ethics for Disciplined Growth Investors, Inc.(10)

(7)	Code of Ethics for Grandeur Peak Global Advisors, LLC and Rondure Global Advisors LLC.(48)

(8)	Code of Ethics for Highland Associates, Inc.(14)

(9)	Code of Ethics for Seafarer Capital Partners, LLC.(47)

(10)	Code of Ethics for Emerald Mutual Fund Advisers Trust.(48)

(11)	Code of Ethics for Rondure Global Advisors LLC.(30)

(12)	Code of Ethics for Kotak Mahindra Asset Management (Singapore) PTE LTD.(32)

(13)	Code of Ethics for Smith Capital Investors, LLC.(52)

(14)	Code of Ethics for Passaic Partners LLC.(59)

(q)

(1)	Power of Attorney dated September 14, 2021 (54).

(1)	Incorporated by reference to the Post-Effective Amendment No. 7 to Registrant’s Registration Statement filed on August 28, 1997.

(2)	Incorporated by reference to the Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on November 20, 2007.

(3)	Incorporated by reference to the Post-Effective Amendment No. 34 to Registrant’s Registration Statement filed on May 6, 2008.

(4)	Incorporated by reference to the Form N-14 Registration Statement filed by the Registrant on August 20, 2009.

(5)	Incorporated by reference to the Post-Effective Amendment No. 40 to Registrant’s Registration Statement filed on August 28, 2009.

(6)	Incorporated by reference to the Post-Effective Amendment No. 57 to Registrant’s Registration Statement filed on June 30, 2010.

(7)	Incorporated by reference to the Post-Effective Amendment No. 62 to Registrant’s Registration Statement filed on August 30, 2010.

(8)	Incorporated by reference to the Post-Effective Amendment No. 66 to Registrant’s Registration Statement filed on January 28, 2011.

(9)	Incorporated by reference to the Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on April 29, 2011.

(10)	Incorporated by reference to the Post-Effective Amendment No. 75 to Registrant’s Registration Statement filed on July 13, 2011.

(11)	Incorporated by reference to the Post-Effective Amendment No. 80 to Registrant’s Registration Statement filed on August 29, 2011.

(12)	Incorporated by reference to the Post-Effective Amendment No. 82 to Registrant’s Registration Statement filed on September 22, 2011.

(13)	Incorporated by reference to the Form N-14 Registration Statement filed by the Registrant on December 23, 2011.

(14)	Incorporated by reference to the Post-Effective Amendment No. 88 to Registrant’s Registration Statement filed on December 29, 2011.

(15)	Incorporated by reference to the Post-Effective Amendment No. 90 to Registrant’s Registration Statement filed on January 30, 2012.

(16)	Incorporated by reference to the Post-Effective Amendment No. 99 to Registrant’s Registration Statement filed on August 28, 2012.

(17)	Incorporated by reference to the Post-Effective Amendment No. 111 to Registrant’s Registration Statement filed on March 29, 2013.

(18)	Incorporated by reference to the Post-Effective Amendment No. 113 to Registrant’s Registration Statement filed on May 1, 2013.

(19)	Incorporated by reference to the Post-Effective Amendment No. 114 to Registrant’s Registration Statement filed on May 15, 2013.

(20)	Incorporated by reference to the Post-Effective Amendment No. 118 to Registrant’s Registration Statement filed on August 28, 2013.

(21)	Incorporated by reference to the Post-Effective Amendment No. 125 to Registrant’s Registration Statement filed on November 27, 2013.

(22)	Incorporated by reference to the Post-Effective Amendment No. 134 to Registrant’s Registration Statement filed on July 30, 2014.

(23)	Incorporated by reference to the Post-Effective Amendment No. 136 to Registrant’s Registration Statement filed on August 28, 2014.

(24)	Incorporated by reference to the Post-Effective Amendment No. 146 to Registrant’s Registration Statement filed on June 9, 2015.

(25)	Incorporated by reference to the Post-Effective Amendment No. 148 to Registrant’s Registration Statement filed on June 29, 2015.

(26)	Incorporated by reference to the Post-Effective Amendment No. 155 to Registrant’s Registration Statement filed on August 28, 2015.

(27)	Incorporated by reference to the Post-Effective Amendment No. 162 to Registrant’s Registration Statement filed on December 29, 2015.

(28)	Incorporated by reference to the Post-Effective Amendment No. 174 to Registrant’s Registration Statement filed on April 15, 2016.

(29)	Incorporated by reference to the Post-Effective Amendment No. 177 to Registrant’s Registration Statement filed on August 29, 2016.

(30)	Incorporated by reference to the Post-Effective Amendment No. 191 to Registrant’s Registration Statement filed on March 23, 2017.

(31)	Incorporated by reference to the Post-Effective Amendment No. 194 to the Registrant’s Registration Statement filed on May 10, 2017.

(32)	Incorporated by reference to the Post-Effective Amendment No. 196 to the Registrant’s Registration Statement filed on July 21, 2017.

(33)	Incorporated by reference to the Post-Effective Amendment No. 205 to the Registrant’s Registration Statement filed on December 29, 2017.

(34)	Incorporated by reference to the Post-Effective Amendment No. 206 to the Registrant’s Registration Statement filed on February 28, 2018.

(35)	Incorporated by reference to the Post-Effective Amendment No. 208 to the Registrant’s Registration Statement filed on March 20, 2018.

(36)	Incorporated by reference to the Post-Effective Amendment No. 213 to the Registrant’s Registration Statement filed on June 12, 2018.

(37)	Incorporated by reference to the Post-Effective Amendment No. 215 to the Registrant’s Registration Statement filed on June 29, 2018.

(38)	Incorporated by reference to the Post-Effective Amendment No. 218 to the Registrant’s Registration Statement filed on August 28, 2018.

(39)	Incorporated by reference to the Post-Effective Amendment No. 225 to the Registrant’s Registration Statement filed on April 23, 2019.

(40)	Incorporated by reference to the Post-Effective Amendment No. 228 to the Registrant’s Registration Statement filed on August 8, 2019.

(41)	Incorporated by reference to the Post-Effective Amendment No. 230 to the Registrant’s Registration Statement filed on August 28, 2019.

(42)	Incorporated by reference to the Post-Effective Amendment No. 231 to the Registrant’s Registration Statement filed on September 12, 2019.

(43)	Incorporated by reference to the Post-Effective Amendment No. 238 to the Registrant’s Registration Statement filed on November 29, 2019.

(44)	Incorporated by reference to the Post-Effective Amendment No. 239 to the Registrant’s Registration Statement filed on December 2, 2019.

(45)	Incorporated by reference to the Post-Effective Amendment No. 242 to the Registrant’s Registration Statement filed on December 23, 2019.

(46)	Incorporated by reference to the Post-Effective Amendment No. 244 to the Registrant’s Registration Statement filed on February 28, 2020.

(47)	Incorporated by reference to the Post-Effective Amendment No. 246 to the Registrant’s Registration Statement filed on June 29, 2020.

(48)	Incorporated by reference to the Post-Effective Amendment No. 247 to the Registrant’s Registration Statement filed on August 28, 2020.

(49)	Incorporated by reference to the Post-Effective Amendment No. 248 to the Registrant’s Registration Statement filed on September 14, 2020.

(50)	Incorporated by reference to the Post-Effective Amendment No. 251 to the Registrant’s Registration Statement filed on February 26, 2021.

(51)	Incorporated by reference to the Post-Effective Amendment No. 252 to the Registrant’s Registration Statement filed on June 28, 2021.

(52)	Incorporated by reference to the Post-Effective Amendment No. 253 to the Registrant’s Registration Statement filed on August 27, 2021.

(53)	Incorporated by reference to the Post-Effective Amendment No. 254 to the Registrant’s Registration Statement filed on August 30, 2021.

(54)	Incorporated by reference to the Post-Effective Amendment No. 255 to the Registrant’s Registration Statement filed on October 1, 2021.

(55)	Incorporated by reference to the Post-Effective Amendment No. 256 to the Registrant’s Registration Statement filed on December 15, 2021.

(56)	Incorporated by reference to the Post-Effective Amendment No. 257 to the Registrant’s Registration Statement filed on December 30, 2021.

(57)	Incorporated by reference to the Post-Effective Amendment No. 258 to the Registrant’s Registration Statement filed on February 28, 2022.

(58)	Incorporated by reference to the Post-Effective Amendment No. 259 to the Registrant’s Registration Statement filed on March 1, 2022.

(59)	Incorporated by reference to Post-Effective Amendment No. 260 to the Registration Statement filed on August 29, 2022.

(60)	Incorporated by reference to Post-Effective Amendment No. 261 to the Registration Statement filed on February 28, 2023.

Item 29.	Persons Controlled by or Under Common Control with the Registrant.

ALPS | CoreCommodity Management CompleteCommodities Strategy Fund a series of the Registrant, wholly owns and controls CoreCommodity Management Cayman Commodity Fund Ltd. (the “Subsidiary”), an exempt company organized under the laws of Cayman Islands. The Subsidiary’s financial statements will be included on a consolidated basis in the ALPS | CoreCommodity Management CompleteCommodities Strategy Fund’s annual and semi-annual reports to shareholders.

Highland Resolute Fund (f/k/a Redmont Resolute Fund), a series of the Registrant, wholly owns and controls Highland Resolute (the “Subsidiary”) (f/k/a Redmont Resolute), an exempt company organized under the laws of Cayman Islands. The Subsidiary’s financial statements will be included on a consolidated basis in the Highland Resolute Fund’s annual and semi-annual reports to shareholders.

Item 30.	Indemnification.

As permitted by Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to Article X of the Registrant’s Trust Instrument (Exhibit (a)(1) and (a)(2) to the Registration Statement), Section 1.10 of the Distribution Agreement (Exhibit I(1) to the Registration Statement) and Section 15 of the Distribution Agreement (Exhibit I(6) to the Registration Statement), officers, trustees, employees and agents of the Registrant will not be liable to the Registrant, any shareholder, officer, trustee, employee, agent or other person for any action or failure to act, except for bad faith, willful misfeasance, gross negligence or reckless disregard of duties, and those individuals may be indemnified against liabilities in connection with the Registrant, subject to the same exceptions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant has purchased an insurance policy insuring its officers and trustees against liabilities, and certain costs of defending claims against such officers and trustees, to the extent such officers and trustees are not found to have committed conduct constituting willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. The insurance policy also insures the Registrant against the cost of indemnification payments to officers under certain circumstances.

The Registrant hereby undertakes that it will apply the indemnification provisions of its Declaration of Trust and Distribution Agreements in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretations of Section 17(h) and 17(i) of such Act remain in effect and are consistently applied.

Item 31.	Business and Other Connections of Investment Advisers and Sub-Advisers.

ALPS ADVISORS, INC.

Name*	Position with ALPS Advisors, Inc.	Other Business Connections	Type of Business
Laton Spahr	President, Director	None	Not Applicable
Rahul Kanwar	Authorized Representative	Authorized Representative ALPS Holdings, Inc., ALPS Distributors, Inc., ALPS Portfolio Solutions Distributor, Inc. and ALPS Fund Services, Inc.	Fund Servicing
Eric T. Parsons	Vice President, Controller, Assistant Treasurer	Vice President, Corporate Controller, ALPS Holdings, Inc., and Vice President, Controller, Assistant Treasurer ALPS Distributors, Inc., ALPS Portfolio Solutions Distributor, Inc. and ALPS Fund Services, Inc.	Fund Servicing
Jason White**	Secretary	Secretary, ALPS Holdings, Inc., ALPS Distributors, Inc., ALPS Portfolio Solutions Distributor, Inc. and ALPS Fund Services, Inc.	Fund Servicing
Patrick J. Pedonti***	Vice President, Treasurer and Assistant Secretary	Vice President, Treasurer and Assistant Secretary, ALPS Holdings, Inc., ALPS Distributors, Inc., ALPS Portfolio Solutions Distributor, Inc. and ALPS Fund Services, Inc.	Fund Servicing
William R. Parmentier, Jr.**	Senior Vice President, Chief Investment Officer	Not Applicable	Not Applicable
Matthew Sutula	Chief Compliance Officer	Not Applicable.	Not Applicable.
Richard C. Noyes	Senior Vice President, General Counsel and Assistant Secretary	Senior Vice President, General Counsel and Assistant Secretary, ALPS Holdings, Inc., ALPS Distributors, Inc., ALPS Portfolio Solutions Distributor, Inc. and ALPS Fund Services, Inc.	Fund Servicing
Mark T. Haley**	Senior Vice President	Not Applicable	Not Applicable
Ryan Mischker	Senior Vice President, Portfolio Management and Research	Not Applicable	Not Applicable
Andy Hicks	Senior Vice Portfolio Management and Research	Not Applicable	Not Applicable
Hilary Quinn	Vice President	Vice President, ALPS Distributors, Inc., ALPS Portfolio Solutions Distributor, Inc. and ALPS Fund Services, Inc.	Fund Servicing

*	Except as otherwise noted, the principal business address for each of the above directors and executive officers is 1290 Broadway, Suite 1000, Denver, Colorado 80203.
**	The principal business address for Messrs. Parmentier and Haley is One Financial Center, 4th Floor, Boston, MA 02111.

***	The principal business address for Messrs. White and Pedonti is 333 W. 11th Street, 5th Floor, Kansas City, Missouri 64105.

VULCAN VALUE PARTNERS LLC

Name*	Position with Vulcan Value Partners	Other Business Connections	Type of Business
C.T. Fitzpatrick	Chief Executive Officer, Chief Investment Officer	Current – Chairman of the Board, Green Co. (Montgomery, Alabama)	Real Estate
Adam McClain	Principal / President	Former – First Vice President, Private Wealth Management Group, Sun Trust Bank (Memphis, Tennessee)	Financial Services
Hampton McFadden	Principal	Former – Director of Republic Capital Access (Washington D.C.), Co-Founder, CEO, and General Counsel of Republic Capital Access (Washington D.C.)	Financial Services
Richard Davis	Principal/ Chief Operating Officer/ Chief Financial Officer	Former - Harbert Management Corporation (Birmingham, AL)	Financial Services

*	The principal business address for each of the Vulcan Value Partners, LLC representatives is: 2801 Highway 280 South, Suite 300, Birmingham, AL 35223.

CORECOMMODITY MANAGEMENT, LLC

Name*	Position with CoreCommodity Management, LLC	Other Business Connections	Type of Business
Adam C. De Chiara	Founder, Co-President; Chief Investment Officer & Portfolio Manager, Institutional Division	Founder & Co-President CoreManagement, LLC Founder & Co-President CoreCommodity Capital, LLC Founder & Co-President CoreCommodity Indexes, LLC	Management company Holding Company Index Licensor
Bradford L. Klein	Founder & Co-President	Founder & Co-President CoreManagement, LLC Founder & Co-President CoreCommodity Capital, LLC Founder & Co-President CoreCommodity Indexes, LLC	Management Company Holding Company Index Licensor
Andrew R. Kaplan	Partner, Executive Vice President, Chief Operating Officer, Chief Legal Officer & Secretary

Executive Vice President, Chief Operating Officer, Chief Legal Officer & Secretary

CoreManagement, LLC

Executive Vice President, Chief Operating Officer, Chief Legal Officer & Secretary

CoreCommodity Capital, LLC

Executive Vice President, Chief Operating Officer, Chief Legal Officer & Secretary

CoreCommodity Indexes, LLC

Management Company Holding Company Index Licensor

Todd A. Streichler	Managing Director, Chief Financial Officer	Managing Director, Chief Financial Officer CoreCommodity Capital, LLC Managing Director, Chief Financial Officer CoreCommodity Indexes, LLC	Holding Company Index Licensor
Michael S. Kaplan	Partner, Director of Operations	Partner, Director of Operations & Technology CoreCommodity Capital Partner, Director of Operations & Technology CoreCommodity Indexes, LLC	Holding Company Index Licensor
Michael S. Sheehy	Managing Director & Chief Compliance Officer	Managing Director & Chief Compliance Officer CoreCommodity Capital, LLC Managing Director & Chief Compliance Officer CoreCommodity Indexes, LLC	Holding Company Index Licensor

*	The principal business address for each of the CoreCommodity Management, LLC representatives is: 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901.

RIVERFRONT INVESTMENT GROUP, LLC

Name*	Position with RiverFront Investment Group, LLC	Other Business Connections	Type of Business
Rod Smyth	Chairman of the Board	Virginia Retirement System (VRS) – Chairman, Investment Advisory Committee Deep Run Hunt Club: Joint Master of Foxhounds of Deep Run Hunt Club	Financial Services Private organization
Doug Sandler, CFA	Head of Global Strategy	Consultant to Trolley Fund: Trolley Fund is a private fund that will invest/provide capital for private small start-up companies (no public entities) in the Richmond area, Doug is part of an advisory committee that will provide advice to the owners/management of the businesses that the fund is invested in.	Private Fund

Peter J. Quinn, Jr.	President & Chief Executive Officer

Mr. Mac Foundation

Cristo Rey Richmond Corporate Work Study Corporation (Board Member)

Cristo Rey Richmond High School (Board Member)

Brosent International, LLC (Advisory Board Member)

Pacific Bridge Capital, LLC (Advisory Board Member)

Private Non-Profit Organization Private, Non-Profit Organization Private, Non-Profit Organization Private LLC Private LLC
Karrie Southall, CIPM	Chief Operating Officer	Women in ETFs- Co-Head of Global Finance and Operations Committee and Co-Treasurer for the Global Governance Board and WE Inc. St. Catherine’s School Alumni Board	Non-Profit Industry organization Private School

Julie Gibbs	Chief Compliance Officer	NA	N/A
Adam Grossman, CFA	Global Equity CIO	Board of Directors - Redeemer Lutheran Church DFA Virginia (Treasurer)	Non-Profit Organization Non-Profit Industry Organization
Chris Konstantinos, CFA	Chief Investment Strategist, Director of Investments

Memorial Fund Board Treasurer. Board reviews the investment policy and investment strategy of the endowment for Children's Home Society, a non-profit charity in central VA that attempts to permanently place at risk children in loving homes.

Non-Profit Organization
Kevin Nicholson, CFA	Chief Market Strategist, COO RiverShares Division	Richmond Retirement System (Member of the Investment Advisory Committee) Virginia Foundation for Public Media (Board member, Investment Committee) Northern Neck Insurance Company (Board Member)	Non-Profit Organization Non profit organization Financial Services
Scott Hays	Senior Portfolio Manager	Magnolia Realty Solutions	Private LLC

*	The principal business address for each of the RiverFront representatives is: 1214 East Cary Street, Richmond, VA 23219.

Kotak MAhindra ASSET MANAGEMENT (SINGAPORE) PTE Ltd.

EXECUTIVE DIRECTORS

Name*	Position with Kotak-Mahindra	Other Business Connections	Type of Business
Nitin Jain	Director & CEO, Kotak Mahindra Asset Management (Singapore) Pte Ltd.	Not Applicable	Not Applicable

*	The principal business address for Kotak Mahindra Asset Management (Singapore) Pte Ltd. is: 16 Raffles Quay, #35-02 Hong Leong Building, Singapore 048581.

DISCIPLINED GROWTH INVESTORS INC.

Name*	Position with Disciplined Investors, Inc.	Other Business Connections	Type of Business
Fred Martin	Director and President	Compass Investors LP – Special Limited Partner Navigator Investors, LP – Managing General Partner Inspired Investment Leadership – President	Financial Services Financial Services Foundation
Rob Nicoski	Lead Portfolio Manager	None	N/A
Nick Hansen	Lead Portfolio Manager	Anywhere Apparel – Co-owner	Clothing Manufacture/Retail

*	The principal business address for each of Disciplined Growth Investors, Inc. representatives is: Fifth Street Towers, Suite 2550, 150 South Fifth Street, Minneapolis, MN 55402.

GRANDEUR PEAK GLOBAL ADVISORS, LLC

Name*	Position with Grandeur Peak Global Advisors, LLC	Other Business Connections	Type of Business
Robert Thatcher Gardiner	Chairman, Director	Manager Gardiner Investments, LLC 4247 Camille St. Salt Lake City, UT 84124 Director (“Board of Managers”) Gardiner Properties, LLC 1075 East 2100 South Salt Lake City, Utah 84106	Investment holding company Real estate development company
Blake Harold Walker	Chief Executive Officer, Director	Director Rondure Global Advisors, LLC 136 S Main St, Suite 720 Salt Lake City, UT 84101	Registered Investment Adviser
Eric W. Huefner	President, Chief Operating Officer, Director	Secretary Rondure Global Advisors, LLC 136 S Main St, Suite 720 Salt Lake City, UT 84101	Registered Investment Adviser

*	The principal business address for each of Grandeur Peak Global Advisors, LLC representatives is: 136 S. Main Street, Suite 720, Salt Lake City, Utah 84101.

HIGHLAND ASSOCIATES, INC.

Name*	Position with Highland Associates, Inc.	Other Business Connections	Type of Business
Jack W. Echols, III	President & Chief Executive Officer	N/A	N/A
R. Scott Graham	Chief Investment Officer, Managing Director	N/A	N/A
Michael T. Lytle	Managing Director	N/A	N/A
Paige B. Daniel	Managing Director	N/A	N/A
Hunter W. Craig	Director of Manager Research	N/A	N/A

*	The principal business address for each of the Highland Associates, Inc. representatives is: 2545 Highland Ave. South, Suite 200 Birmingham, AL 35205-2478.

PASSAIC PARTNERS LLC

Name*	Position with Passaic Partners LLC	Other Business Connections	Type of Business
Josh Silva	Chief Investment Officer, Portfolio Manager	N/A	N/A
Jim Tufts	Chief Operating Officer, Chief Financial Officer	N/A	N/A
Laurel Mason	Chief Compliance Officer, General Counsel	N/A	N/A
Michael Lulanaj	Partner, Head Trader, Portfolio Manager	N/A	N/A
Ashwin Karanth	Managing Director, Risk Management & Research	N/A	N/A
Erik Bender	Partner, Head of Investor Relations	N/A	N/A
Earl Kleckner	Partner, Client Service & Business Development	N/A	N/A
Jerry Grospe	Partner, Head of Operations	N/A	N/A

*	The principal business address for each of the Passaic Partners LLC representatives is: 110 Edison Place, Suite 304 Newark, New Jersey 07102.

SEAFARER CAPITAL PARTNERS, LLC

Name*	Position with Seafarer Capital Partners, LLC	Other Business Connections	Type of Business
Nicholas Borst	Vice President and Director of China Research	N/A	N/A
Chris Clayton	Director of Trading	N/A	N/A
Daniel Duncan	Managing Director, Business Development and Client Services	N/A	N/A
Paul Espinosa	Portfolio Manager	N/A	N/A
Andrew Foster	Chief Investment Officer, Portfolio Manager	N/A	N/A

Michelle Foster	Chief Executive Officer	N/A	N/A
Kate Jaquet	Co-Portfolio Manager	N/A	N/A
Kevin Lammert	Chief Financial Officer	N/A	N/A
David Lenik	Chief Compliance Officer and Fund Administration Manager	N/A	N/A
Alex Lusherovich	Managing Director, Trading and Operations	N/A	N/A

*	The principal business address for each of the Seafarer Capital Partners, LLC representatives is: 900 Larkspur Landing Circle, Suite 115, Larkspur, CA 94939.

EMERALD MUTUAL FUNDS ADVISERS TRUST

Name*	Position with Emerald Mutual Funds Advisers Trust	Other Business Connections	Type of Business
Kenneth Mertz	President, Chief Investment Officer and Portfolio Manager	President, Portfolio Manager (since 1/1/92) Emerald Advisers, LLC. 3175 Oregon Pike Leola, PA 17540 Portfolio Manager Emerald Separate Account Management, LLC 3175 Oregon Pike Leola, PA 17540	Investment adviser Investment adviser
Daniel Moyer	Executive Vice President

Executive Vice President, Managing Director (since 10/1/1992) and Assistant Secretary

Emerald Advisers, LLC.

3175 Oregon Pike

Leola, PA 17540

Managing Director (since 8/7/2009), Secretary and Treasurer

Emerald Separate Account Management, LLC

3175 Oregon Pike

Leola, PA 17540

Executive Vice President, Secretary and Treasurer

Emerald Asset Management PA, LLC.

3175 Oregon Pike

Leola, PA 17540

Investment adviser Investment adviser Holding company

James Meehan	Chief Compliance Officer

Chief Compliance Officer
(since 5/1/2009)

Emerald Advisers, LLC.

3175 Oregon Pike

Leola, PA 17540

Chief Compliance Officer
(since 8/7/2009)

Emerald Separate Account Management, LLC

3175 Oregon Pike

Leola, PA 17540

Chief Compliance Officer
(since 9/30/2015)

EmStone Advisers, LLC

3175 Oregon Pike

Leola, PA 17540

Investment adviser Investment adviser Investment adviser
Stacy Sears	Senior Vice President, Secretary and Portfolio Manager	Senior Vice President, Portfolio Manager (since 10/1/1992) Emerald Advisers, LLC. 3175 Oregon Pike Leola, PA 17540	Investment adviser

Steven Russell, Esq.	Portfolio Manager, Emerald Finance and Banking Innovation Fund

Portfolio Manager and Senior Research Analyst,

Emerald Advisers, LLC.

3175 Oregon Pike

Leola, PA 17540

Portfolio Manager

EmStone Advisers, LLC

3175 Oregon Pike

Leola, PA 17540

Portfolio Manager

Emerald Separate Account Management, LLC

3175 Oregon Pike

Leola, PA 17540

Investment adviser Investment adviser Investment adviser

Joseph Garner	Senior Vice President, Portfolio Manager, Emerald Growth Fund	Vice President Emerald Advisers, LLC. 3175 Oregon Pike Leola, PA 17540	Investment adviser
David Volpe, CFA	Portfolio Manager, Emerald Insights Fund	Deputy Chief Investment Officer, Portfolio Manager, Managing Director Emerald Advisers, LLC. 3175 Oregon Pike Leola, PA 17540	Investment adviser
Stephen Amsterdam	Associate Portfolio Manager, Emerald Insights Fund	Senior Research Analyst, Associate Portfolio Manager Emerald Advisers, LLC. 3175 Oregon Pike Leola, PA 17540	Investment adviser

Joseph Hovorka	Associate Portfolio Manager, Emerald Insights Fund	Senior Research Analyst, Associate Portfolio Manager Emerald Advisers, LLC 3175 Oregon Pike Leola, PA 17540	Investment adviser

*	The principal business address for each of the Emerald Mutual Funds Advisers Trust representatives is: 3175 Oregon Pike, Leola, PA 17540.

RONDURE GLOBAL ADVISORS, LLC

Name*	Position with Rondure Global Advisors, LLC	Other Business Connections	Type of Business
Laura Geritz	CEO, Director	None	N/A
Blake Harrold Walker	Director	CEO, Grandeur Peak Global Advisors, LLC 136 S. Main Street, Suite 720 Salt Lake City, Utah 84101	Registered Investment Adviser
Eric W. Huefner	Secretary	President, COO, Grandeur Peak Global Advisors, LLC 136 S. Main Street, Suite 720 Salt Lake City, Utah 84101	Registered Investment Adviser

*	The principal business address for each of the Rondure Global Advisors, LLC representatives is: 136 S. Main Street, Suite 720, Salt Lake City, Utah 84101.

SMITH CAPITAL INVESTORS, LLC

Name*	Position with Smith Capital Investors, LLC	Other Business Connections	Type of Business
R. Gibson Smith	Managing Member	ETF Action (Advisor Board) Triple Black Slopes (Trustee)	Fintech Real Estate
Roberta O. Tucker	Chief Compliance Officer	None	N/A

*	The principal business address for each of the Smith Capital Investors, LLC representatives is: 1430 Blake Street, Denver, Colorado 80202.

Item 32.	Principal Underwriters.

(a)	ALPS Distributors, Inc. acts as the distributor for the Registrant and the following investment companies:

1WS Credit Income Fund, 1290 Funds, abrdn ETFs, Alpha Alternative Assets Fund, ALPS Series Trust, Alternative Credit Income Fund, Apollo Diversified Credit Fund (fka Griffin Institutional Access Credit Fund), Apollo Diversified Real Estate Fund (fka Griffin Institutional Access Real Estate Fund), The Arbitrage Funds, AQR Funds, Axonic Alternative Income Fund, Axonic Funds, BBH Trust, Bluerock High Income Institutional Credit Fund, Bluerock Total Income+ Real Estate Fund, Brandes Investment Trust, Bridge Builder Trust, Broadstone Real Estate Access Fund, Cambria ETF Trust, Centre Funds, CIM Real Assets & Credit Fund, CION Ares Diversified Credit Fund, Columbia ETF Trust, Columbia ETF Trust I, Columbia ETF Trust II, CRM Mutual Fund Trust, DBX ETF Trust, Emerge ETF Trust, ETF Series Solutions, Flat Rock Core Income Fund, Flat Rock Opportunity Fund, Firsthand Funds, FS Credit Income Fund, FS Energy Total Return Fund, FS Series Trust, FS Multi-Alternative Income Fund, Goehring & Rozencwajg Investment Funds, Goldman Sachs ETF Trust, Graniteshares ETF Trust, Hartford Funds Exchange-Traded Trust, Hartford Funds NextShares Trust, Heartland Group, Inc., IndexIQ Active ETF Trust, IndexIQ ETF Trust, Investment Managers Series Trust II (AXS-Advised Funds), Janus Detroit Street Trust, Lattice Strategies Trust, Litman Gregory Funds Trust, Longleaf Partners Funds Trust, Manager Directed Portfolios (Spyglass Growth Fund), MassMutual Premier Funds, MassMutual Advantage Funds, Meridian Fund, Inc., MVP Private Markets Fund, Natixis ETF Trust, Natixis ETF Trust II, Opportunistic Credit Interval Fund, PRIMECAP Odyssey Funds, Principal Exchange-Traded Funds, Reality Shares ETF Trust, RiverNorth Funds, RiverNorth Opportunities Fund, Inc., RiverNorth/DoubleLine Strategic Opportunity Fund, Inc., SPDR Dow Jones Industrial Average ETF Trust, SPDR S&P 500 ETF Trust, SPDR S&P MidCap 400 ETF Trust, Sprott Funds Trust, Stone Harbor Investment Funds, Stone Ridge Trust, Stone Ridge Trust II, Stone Ridge Trust III, Stone Ridge Trust IV, Stone Ridge Trust V, Stone Ridge Trust VI, Stone Ridge Residential Real Estate Income Fund I, Inc., Thrivent ETF Trust, USCF ETF Trust, Valkyrie ETF Trust II, Wasatch Funds, WesMark Funds, Wilmington Funds, XAI Octagon Credit Trust, X-Square Balanced Fund, X-Square Series Trust and YieldStreet Prism Fund.

ALPS Portfolio Solutions Distributor, Inc. acts as the distributor for the Registrant and the following investment companies: ALPS ETF Trust, ALPS Variable Investment Trust, Clough Funds Trust and Select Sector SPDR Trust.

(b) To the best of Registrant’s knowledge, the directors and executive officers of ALPS Portfolio Solutions Distributor, Inc., are as follows:

Name*	Position with Underwriter	Positions with Fund
Stephen Kyllo	Director, President & Chief Operating Officer	None
Patrick J. Pedonti**	Vice President, Treasurer and Assistant Secretary	None
Eric Parsons	Vice President, Controller and Assistant Treasurer	None

Jason White***	Secretary	None
Richard C. Noyes	Senior Vice President, General Counsel and Assistant Secretary	None
Liza Orr	Vice President, Senior Counsel	None
Jed Stahl	Vice President, Senior Counsel	None
Terence Digan	Vice President	None
James Stegall	Vice President	None
Gary Ross	Senior Vice President	None
Hilary Quinn	Vice President	None

*	Except as otherwise noted, the principal business address for each of the above directors and executive officers is 1290 Broadway, Suite 1000, Denver, Colorado 80203.

**	The principal business address for Mr. Pedonti is 333 W. 11th Street, 5th Floor, Kansas City, Missouri 64105.
***	The principal business address for Mr. White is 4 Times Square, New York, NY 10036.

To the best of Registrant’s knowledge, the directors and executive officers of ALPS Distributors, Inc., are as follows:

Name*	Position with Underwriter	Positions with Fund
Stephen Kyllo	Director, President & Chief Operating Officer	None
Patrick J. Pedonti**	Vice President, Treasurer and Assistant Secretary	None
Eric T. Parsons	Vice President, Controller and Assistant Treasurer	None
Jason White***	Secretary	None
Richard C. Noyes	Senior Vice President, General Counsel and Assistant Secretary	None
Liza Orr	Vice President, Senior Counsel	None
Jed Stahl	Vice President, Senior Counsel	None
Terence Digan	Vice President	None
James Stegall	Vice President, Institutional Sales Manager	None
Gary Ross	Senior Vice President	None
Hilary Quinn	Vice President	None

*	Except as otherwise noted, the principal business address for each of the above directors and executive officers is 1290 Broadway, Suite 1000, Denver, Colorado 80203.

**	The principal business address for Mr. Pedonti is 333 W. 11th Street, 5th Floor, Kansas City, Missouri 64105.
***	The principal business address for Mr. White is 4 Times Square, New York, NY 10036.

(c)	Not applicable.

Item 33.	Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules thereunder are maintained at the following offices: (1) ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc., 1290 Broadway, Suite 1000, Denver, Colorado 80203; (2) ALPS Advisors, Inc., 1290 Broadway, Suite 1000, Denver, Colorado 80203; (3) Vulcan Value Partners, LLC, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223; (4) CoreCommodity Management, LLC, The Metro Center, One Station Place, 3N, Stamford, Connecticut 06902; (5) RiverFront Investment Group, LLC, 1214 East Cary Street, Richmond, VA 23219; and (6) Kotak Mahindra Asset Management (Singapore) Pte Ltd. is: 16 Raffles Quay, #35-02 Hong Leong Building, Singapore 048581; (7) Disciplined Growth Investors, Inc., Fifth Street Towers, Suite 2550, 150 South Fifth Street, Minneapolis, MN 55402; (8) Grandeur Peak Global Advisors, LLC, 136 S. Main Street, Suite 720, Salt Lake City, Utah 84101; (9) Highland Associates, Inc., 2545 Highland Ave. South, Suite 200 Birmingham, AL 35205-2478; (10) Seafarer Capital Partners, LLC, 900 Larkspur Landing Circle, Suite 115, Larkspur, CA 94939; (11) Emerald Mutual Fund Advisers Trust, 3175 Oregon Pike, Leola, PA 17540; (12) Rondure Global Advisors LLC, 136 S. Main Street, Suite 720, Salt Lake City, Utah 84101, (13) Smith Capital Investors, LLC, 1430 Blake Street, Denver, Colorado 80202 and (14) Passaic Partners LLC, 110 Edison Place, Suite 304 Newark, New Jersey 07102..

Item 34.	Management Services.

Not applicable.

Item 35.	Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant and certifies that it meets all of the requirement for effectiveness of this registration statement under rule 485(b) under the Securities Act and duly caused this Post-Effective Amendment No. 262, of its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, and State of Colorado, on June 16, 2023.

FINANCIAL INVESTORS TRUST
(Registrant)

By:	/s/ Lucas Foss
Lucas Foss
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edmund J. Burke	Trustee	June 16, 2023
Edmund J. Burke*

/s/ Jeremy W. Deems	Trustee	June 16, 2023
Jeremy W. Deems*

/s/ Mary K. Anstine	Chairman and Trustee	June 16, 2023
Mary K. Anstine*

/s/ Jerry G. Rutledge	Trustee	June 16, 2023
Jerry G. Rutledge*

/s/ Michael "Ross" Shell	Trustee	June 16, 2023
Michael "Ross" Shell*

/s/ Lucas Foss	President, Principal Executive Officer	June 16, 2023
Lucas Foss

/s/ Jennell Panella	Treasurer, Principal Financial Officer, Principal Accounting Officer	June 16, 2023
Jennell Panella

*	Signature affixed by Jennell Panella pursuant to a power of attorney dated September 14, 2021.

Exhibits

(m)(12)	Distribution and Services Plan – Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Class A.
(m)(13)	Distribution and Services Plan – Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Class C.
(m)(14)	Distribution and Services Plan – Emerald Finance and Banking Innovation Fund (f/k/a Emerald Banking and Finance Fund), Investor Class.
(m)(15)	Distribution and Services Plan – Emerald Growth Fund, Class A.
(m)(16)	Distribution and Services Plan – Emerald Growth Fund, Class C.
(m)(17)	Distribution and Services Plan – Emerald Growth Fund, Investor Class
(m)(18)	Distribution and Services Plan – Emerald Insights Fund, Class A
(m)(19)	Distribution and Services Plan – Emerald Insights Fund, Class C.
(m)(20)	Distribution and Services Plan – Emerald Insights Fund, Investor Class.